                                                             Exhibit 10.4

*PORTIONS OF THIS STEAM SERVICE CONTRACT HAVE BEEN OMITTED PURSUANT TO A REQUEST
FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION.

                             STEAM SERVICE COlNTRACT

     This STEAM SERVICE CONTRACT ("Contract") is made this 22nd day of January
2007, by and between MidAmerican Energy Company, 666 Grand Avenue, Suite 2900,
Des Moines, Iowa, 50309, an Iowa corporation, herein called the "Company" and
Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, herein called the "Customer." The Company and Customer are sometimes hereinafter collectively referred to as the "Parties" or individually as a "Party."

     It is mutually understood and agreed by the Parties that Company is a public utility obligated first to the furnishing of electrical energy to its customers. In order for Company to provide steam service to Customer located in
Council Bluffs, Iowa, Company and Customer for themselves and for their successors and assigns hereby agree as follows:

I. SERVICE TO BE FURNISHED

     1. Except as herein otherwise provided, Company agrees to furnish to
Customer, and Customer agrees to take from Company, under and in accordance with the terms hereof, steam required by Customer for use on the premises of
Customer's ethanol production facility located in Council Bluffs, Iowa. Company shall furnish to Customer, in accordance with this Contract, steam in the amount required by Customer up to 475,000 pounds per hour, and Customer shall return condensate to Company as prescribed in this Contract. Nothing in this Contract will

obligate Company to make any capital investments, except as required in Article
VIII. Section 1 of this Contract.

     2. The steam service provided will be non-interruptible except for interruptions due to: force majeure (as described in Article XIV); Planned
Outages, Forced Outages (Immediate, Delayed, or Postponed), Maintenance Outages
(all are defined in Exhibit A); or regulatory/legal (state, local or federal) or reliability council (e.g., GADS Data Reporting Instructions, MAPP, NERC, etc.)
requirements. The steam service will also be interruptible if the Company experiences low on-site coal inventory, defined as less than 15 days' reserve for the Council Bluffs Energy Center ("CBEC") at 90% capacity factor and a target coal reserve of 45 days. The Company will calculate, consistent with prudent utility practice, the estimated on site coal inventory. If the Company's target coal reserve changes, the threshold for low inventory will change by the same proportion. For example, if the Company chooses to target 30 days of coal reserve instead of 45 days, the threshold for interruptible service will become
10 days' reserve. Company will provide Customer a weekly written notice if coal reserve is 30 days or below and a daily written notice if coal reserve is 20 days or below. Company shall employ reasonable efforts toward supplying steam pressure of 460 pounds per square inch gauge pressure and 1000 degrees
Fahrenheit at Company's 14" double block and bleed valve as set forth in Exhibit
B, but will not always be able to achieve such pressure and temperature. For example, there will be situations where the Company's electrical system demand is reduced and Company will only be generating to meet 70% of its maximum load.
In that case, the steam pressure would in turn be reduced to approximately 70%
of 460 pounds per square inch.

     3. If the primary steam source is unavailable, Company will use reasonable efforts to provide the steam service referenced above by utilization of the
Council Bluffs Energy Center

                                                                               2

Unit 4 ("CBEC-4") auxiliary natural gas boiler, which has CBEC tag number
64-ABA-BLR-401, provided the said CBEC-4 auxiliary boiler is not needed (as determined by the Company) for the operation of CBEC-4. In such a case, the
Customer shall pay for all fuel costs for the running of the CBEC-4 auxiliary boiler plus $*/mmBtu, in lieu of the $*/mmBtu described in Article II, "Net
Energy Rate." It is understood by the Parties that Company has obtained regulatory permit authority to operate the CBEC-4 auxiliary boiler 876 hours annually. If Customer utilizes the CBEC-4 auxiliary boiler, as set forth herein, then Customer would be responsible for purchasing and installing Continuous
Emission Monitors (CEMS) reasonably prescribed by Company, any other upgrades reasonably prescribed by the Company and related to Customer's use of the CBEC-4 auxiliary boiler, and obtaining the necessary permit authority from the pertinent governmental authorities necessary to operate the said auxiliary boiler above 876 hours annually. Customer further understands that the CBEC-4 auxiliary boiler is only sized to produce a maximum of 220,000 pounds per hour of steam at 218 pounds per square inch and at 572 degrees Fahrenheit, and
Customer agrees to this limitation of auxiliary boiler service. While the CBEC-4 auxiliary boiler is being used, the demand charge shall be reduced by a prorated amount based on the mass flow of steam usage relative to 475,000 pounds per hour. * OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

II.  ENERGY CHARGE

     Each month, Customer shall pay to Company, in accordance with the payment terms and other provisions set forth herein, a Net Energy Rate which is $* per million Btu (net), as hereinafter defined and adjusted (See Article III, below), for all steam service provided under this Contract. The Customer's Energy Charge will be the product of Net Energy Rate and Net Energy Delivered, as illustrated in Exhibit D, (unless such amounts are adjusted pursuant to the

                                                                               3

terms of this Contract). In addition to the Energy Charge, Customer shall also pay a monthly Demand Charge of $*.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     In case Company shall at any time during any month be prevented from furnishing Customer steam due to causes enumerated in Article I, Section 2, the
Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.

III. NET ENERGY RATE ADJUSTMENT PROVISIONS

     The Net Energy Rate charged to Customer shall be fixed for the first three years, then adjusted each year starting on the 3rd anniversary date of the First
Grind, but shall be adjusted no later than January 1, 2012. "First Grind" is defined as the date on which Customer's ethanol facility, after initial testing and start up, commences its first continuous grind of corn for ethanol production for a five (5) consecutive day period. After the first three years of steam service, the Net Energy Rate charged to Customer shall be calculated as $*
per million Btu (net) multiplied times an Escalation Factor as set forth below.
The Escalation Factor shall be calculated by averaging the change in the * from the base year (*) with the change in the * from the base year (*). The * is defined as the * and (b) *. The * is defined as the *, if available. In the event * is no longer prescribed *, changes are made to the * that materially affect the economics of this Contract to either Party, or in the event * indices are not available, then the parties shall endeavor, in good faith negotiations, to replace the Net Energy Rate adjustment process described above with an alternative process, the economic effect of which shall be substantially

                                                                               4

the same as that of the process in effect immediately prior to its discontinuance or the material change. The formula for calculating the Net
Energy Rate is shown below:

Net Energy Rate = $* per million Btu (net) x Escalation Factorv

         Where:

---------------------------- ------------------------ -------------------------- ----------------------- ---------------------
       Contract Year                    *                         *                  Average of Two           Escalation
                                                                                      Indexes (AI)              Factor
---------------------------- ------------------------ -------------------------- ----------------------- ---------------------
            1-3                         *                         *                        *                      *
---------------------------- ------------------------ -------------------------- ----------------------- ---------------------
           4-10                         *                         *                        *                      *
---------------------------- ------------------------ -------------------------- ----------------------- ---------------------

         *

         *

         *

         *

         Year = Year steam usage occurred
* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IV.  DETERMINATION OF NET ENERGY DELIVERED

     The Customer's monthly bill shall reflect, among other things prescribed in the Contract, the actual amount of net energy delivered ("Net Energy Delivered")
to Customer for any given billing period . The Net Energy Delivered for each calendar month shall be determined from readings taken by the Customer's instrumentation on the steam and condensate systems.

     The actual amount of Net Energy Delivered in any given time period shall be determined by subtracting the amount of energy returned to the Company at
"Battery Limit B" ("Energy Returned") from the amount of the Energy Delivered to the Customer at "Battery Limit A", as measured by the Customer's instrumentation on the steam supply and condensate return systems.

                                                                               5

See Exhibit B for an example of how this calculation is to be performed and for the location of battery limits. The measurement will be taken every fifteen (15)
minutes to determine the Net Energy Delivered in the previous fifteen (15)
minutes.

V.   CHARGES FOR CONDENSATE NOT RETURNED

     The actual amount of condensate not returned ("Condensate Not Returned") in any given time period shall be determined by subtracting the amount of condensate returned ("Condensate Returned") to the Company at Battery Limit B
from the amount of the steam delivered to the Customer at Battery Limit A
("Steam Delivered"), as measured by the Customer's instrumentation on the steam supply and condensate return systems. See Exhibit B for an example calculation.
The measurement will be taken every fifteen (15) minutes to determine the
Condensate Not Returned in the previous fifteen (15) minutes.

     If circumstances reasonably require it, an allowance of as much as 60 minutes may be made for the time lag between measurements of Steam Delivered and
Condensate Not Returned in the same fifteen (15) minute period.

     Customer shall incur a charge, as shown below, per thousand gallons, or fractional part thereof, for any Condensate Not Returned. Customer shall not incur any charges if the Company's rejection of condensate is based upon impurities introduced into the steam by Company.

------------------------------------------ ------------------------------------
Condensate Not Returned, gpm               Charge per thousand gallons
------------------------------------------ ------------------------------------
1-35                                       $*
------------------------------------------ ------------------------------------
36-100                                     $*
------------------------------------------ ------------------------------------
Greater than 100                           Steam supply will be curtailed to
                                           limit condensate

                                                                               6

                                           not returned to
                                           less than 100 gpm.
------------------------------------------ ------------------------------------

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

VI.  STEAM AND CONDENSATE MEASUREMENTS

     All steam to be delivered by Company under this Contract will be delivered to Customer to a terminal location designated as Battery Limit A on Exhibit B.
All condensate that the Customer may return under this Contract will be delivered to Company at a terminal location designated as Battery Limit B on
Exhibit B. All measurements for Steam Delivered and Energy Delivered for the
purpose of billing hereunder, shall be made by Customer meters installed at
Battery Limit A. All measurements made for Condensate Returned and Energy
Returned for the purpose of billing hereunder shall be made by Customer meters installed at Battery Limit B. All of said meters are to be furnished, installed, operated and maintained by Customer. Billing to the Customer is based on the metered flow rate with no adjustment for instrument accuracy. If a meter fails to register correctly, the amount of flow shall be determined either by means of
(i) checking any meter or meters in operation at the time, or (ii) the flow amount shall be estimated on the basis of consumption in a representative period, as Company and Customer may reasonably agree. The Parties will mutually agree upon an accredited third party to perform calibration tests for the recording testing equipment shown in Exhibit B, specifically PTA, TTA, FTA, PT2,
TT2, and FT2. Such testing will occur no less than 12 times per year with the cost of such testing being divided equally between the two Parties. The calibration tests for the flow meters shall ensure that the meters are within an accuracy of plus/minus 1%.

VII.     SPECIFICATIONS FOR CONDENSATE RETURNED

                                                                               7

     Customer shall return condensate to Company at a temperature of 210 degrees
Fahrenheit (+/- 60 degrees Fahrenheit) and at a pressure of 150 pounds per square inch gauge pressure (+/- 15 psig). If condensate cannot be returned at the pressure and temperature indicated above, Company may either require, at
Customer's option: (i) Customer to make certain changes to Customer's or
Company's condensate system at Customer's cost, or (ii) modify the Net Energy
Rate to account for the economic effect to Company of Condensate Returned at a different temperature. The foregoing shall not apply if the Company is the cause of the failure to return condensate at the criteria stated above.

     It is understood and agreed by the Parties that (i) the condensate returned by Customer shall be from a closed, copper-free system and (ii) that steam delivered by the Company and condensate delivered to the Company will not have direct contact with the Customer's products being processed. Both Parties will use reasonable efforts to maintain, but will not guarantee, the primary side
(Company's side) of all processes at a higher pressure than the secondary side
(Customer's side), and that the secondary side of all equipment will only contain condensate or steam. Customer will use reasonable efforts to return condensate at a uniform rate and in a state that does not include exhaust steam from any apparatus or other source which will contaminate the condensate with oil, organic materials, or other impurities.

     Any impurities in the condensate returned by Customer will be determined by continuous recording testing equipment installed by Customer, at its cost and on its property, which will measure the specific conductivity, cation conductivity, silica, and pH of samples of condensate, and transmit these measurements to the
Company's property at its location of choice. Any impurities in the steam supplied to Customer will be determined by Company's continuous recording testing equipment and transmitted to the Customer's property, at its cost and on its

                                                                               8

property, which will measure the specific conductivity, cation conductivity, silica, and pH of samples of steam. Company, at its expense, will perform bench tests periodically to determine the iron content of Condensate Returned and will share testing results with Customer. If the testing shows the iron limit is exceeded, Company will notify Customer and provide Customer two (2) hours to perform its own test for the iron content and to correct the sub-standard condensate. If, in Company's sole discretion, operational considerations permit the Company to grant Customer additional time to correct the sub-standard condensate, then Company will notify Customer that it has such added time as
Company deems reasonable in the circumstances. In the event of a dispute or disagreement as to the iron content, the Parties agree to mutually retain an independent certified third party to perform an independent test, with the costs to be evenly divided, and the Parties will abide by that third party testing result.

         Condensate returned to Company by the Customer shall be within the following limits:
         Condensate Conductivity:           Not to exceed 10 uS/cm
         Condensate Ph:                     Range of 9.3-9.6
         Condensate Silica                  Not to exceed 10 ug/l
         Cation Conductivity                Not to exceed 10 uS/cm
         Iron                               Not to exceed 10 ppb

     If the Condensate Returned, as hereinafter defined, is not in accordance with any one or more of the above standards and, Customer fails after two (2)
hours time (or such added time as Company deems reasonable pursuant to the provision for that above) to correct the sub-standard condensate, Company may reasonably restrict the delivery of steam in a reasonable manner until the
Customer has taken action as necessary so Condensate Returned meets the required criteria of this Article VII. If Customer's continuous monitoring equipment is not

                                                                               9

functioning properly and the Condensate Returned is not in accordance with the above standards (as determined by the Company's existing plant condensate monitoring equipment) Company may reasonably restrict the delivery of steam until the Customer has taken action as necessary so Condensate Returned meets the required criteria of this Article VII. The Parties recognize that if steam provided by Company is not within the limits set forth above, the Condensate
Returned to Company will, in turn, be outside the above limits by a proportionate amount. If the steam delivered by the Company is outside the limits stated above due to the Company's own operations and the Company continues to operate, Company shall continue to deliver steam to Customer.
Provided, however, that if Customer's operations are causing such Condensate
Returned to worsen beyond what is attributable to Company's operations and such worsening is caused by an effect introduced by Customer, an effect that is outside of what is normally (based on history) attributable to Customer's operations, then Company will not continue to deliver steam to Customer under the provisions of the preceding sentence. Nothing in this Article VII should be construed to limit the rights of the Company to interrupt service under the provisions of Article I, Section 2 of this Contract.

VIII. STEAM FEEDER AND CONDENSATE RETURN PIPING

     1. Company will furnish one 14-inch, double block and bleed steam source isolation system and one 8-inch, double block and bleed condensate return isolation system. The Company's only required capital investment, under this
Contract, is the purchase of these valves.

     2. Customer, at its expense, will furnish all other steam transmission lines, condensate lines, and equipment necessary to connect with the Company's double block and bleed systems. In accomplishing this, there will be situations where Company is required to

                                                                              10

secure contracts at Customer's expense. In such situations, the Company will not enter into any such contracts without the Customer's prior written approval, and prior to Customer providing the funds required to the Company. Any and all installation will be performed pursuant to standards that are consistent with prudent utility practice. Customer agrees to design and purchase the following equipment (shown on Exhibit B):

                  a.  All steam piping downstream of Company's 14-inch, double block and bleed valves. Pursuant to Customer's
                      specifications, at its expense and with Customer's
                      materials, Company shall install all piping between
                      Company's 14-inch, double block and bleed valves and
                      desuperheater inlet mentioned below. Customer shall
                      install all piping downstream of the desuperheater inlet.
                  b.  All condensate return piping upstream of Company's 8-inch, double block and bleed condensate return valves. Pursuant
                      to Customer's specifications, at its expense and with
                      Customer's materials, Company shall install all piping
                      between Company's 8-inch, double block and bleed valves
                      and desuperheater supply line tee. Customer shall install
                      all piping upstream of the desuperheater supply line tee.
                  c.  A non-condensing steam turbine-generator system,
                      approximately 6 MW in capacity, including steam turbine,
                      generator, transformer, building, and all associated
                      equipment. Customer shall be responsible for the
                      installation of these items. Ownership of the steam
                      turbine will transfer to the Company after its
                      installation. Company shall own all electricity generated
                      by this

                                                                              11

                      turbine on or after installation, and is entitled
                      to all revenues from the sale of this electricity.
                  d.  Pursuant to Customer's specifications, at its expense and with Customer's materials, Company shall install all
                      controls and electrical interconnections between steam
                      turbine-generator mentioned above and Company's existing
                      facilities.
                  e.  Customer is responsible for installation of the
                      desuperheating stations and supply lines. Installation
                      will be performed pursuant to standards that are
                      consistent with prudent utility practice.

     3. Each Party shall operate and maintain the equipment located on that
Party's side of Battery Limits A & B set forth in Exhibit B.

     4. The Parties acknowledge the critical nature of the steam transmission and condensate return lines to providing reliable steam and condensate to both
Parties and each agrees to conduct inspections, operation, and maintenance of the lines (on their respective side of Battery Limit A and Battery Limit B)
consistent with prudent utility practice, and at its own cost. In the event the turbine, mentioned in Article VIII, Subsection 2(c) above, is unable to be operated, Company will make the necessary repairs and service consistent with prudent utility practice to place the turbine back in service as soon as possible.

     5. Customer will commission the steam and condensate piping in accordance with prudent utility practice, and to a cleanliness that meets the
Company-provided standard (see Exhibit C). Company agrees that Customer may dispose of condensate used during pipe cleanliness flushing in Company's ash ponds; such condensate shall be transported to the ponds

                                                                              12

at Customer's expense and in a manner which is approved by both Parties, in a reasonable exercise of each Party's discretion.

     6. Customer may request reasonable additions and/or improvements, which are not required to comply with this Contract, be made by Company to the steam source and condensate return double block and bleed isolation systems beyond the maintenance and repairs Company is otherwise obligated to perform under this
Contract. Company will be required to install such additions and/or improvements provided (i) Customer pays all costs for such additions or improvements, (ii)
such additions and/or improvements do not increase the operating and/or maintenance costs of the Company, alter the nature or extent of the service contemplated by this Contract, or alter the operation or maintenance of
Company's facilities, and (iii) such additions/improvements, in the sole reasonable judgment of Company, will not interfere with or hamper Company's economic and efficient operation and is consistent with prudent utility practices. The Parties hereby express their intent that this Article VIII,
Subsection 6 is not intended to change or alter the nature or extent of the service originally agreed upon by the Parties to this Contract.

IX.  MONTHLY BILLING AND PERFORMANCE ASSURANCE

     1. Bills shall be rendered monthly for service hereunder. Except as otherwise noted, the term "month" shall mean a calendar month. Each bill submitted to Customer shall include (i) the $* Demand Charge, (ii) the Energy
Charge, and (iii) the charge for Condensate Not Returned, if any, for the previous month. Attached hereto as Exhibit D which illustrates the Energy Charge is the product of the Net Energy Rate and the Net Energy Delivered and is a form of bill that shall

                                                                              13

be followed, in all material respects, in the calculation and processing of the monthly bill to Customer.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     2. Prior to Customer's First Grind, but in no case later than December 31,
2008, the Customer must provide a Letter of Credit to the Company in the amount of $* million. If Company fails to receive payment under the Contract in the time period set forth for payment, Company may, upon five (5) days written notice, draw on the Letter of Credit to recover the full amount owing to Company plus any late payment charge due. Company may also draw the full amount available for drawing under the Letter of Credit if, at any time (i) Customer's requirement to provide a Letter of Credit is continuing, (ii) twenty (20) or fewer days remain until such Letter of Credit is set to expire, and (iii)
Customer has not provided a replacement Letter of Credit or other financial security reasonably acceptable to Company. Customer shall, at its own expense, restore the amount available for drawing under the Letter of Credit to $*
million within five (5) business days following any such drawing under the
Letter of Credit by Company.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     "Letter of Credit" as used herein means an irrevocable standby letter of credit issued by a U.S. commercial bank or thrift institution acceptable to
Company in its sole, reasonable discretion and in a form, and of a content, acceptable to Company in its sole, reasonable discretion.

     3. Customer's requirement to provide a Letter of Credit shall have an initial term of two (2) years from First Grind (or from December 31, 2008, depending on the point of initiation for the Letter of Credit) and shall be extended (or reinstated and extended, within five (5) days, if

                                                                              14

applicable) for a period of two (2) years immediately upon the occurrence of any one of the following:

         a) Company draws on the Letter of Credit due to non-payment by
Customer;
         b) A default, event of default or other similar condition or event with respect to Customer has occurred or is continuing under one or more agreements or instruments relating to indebtedness for borrowed money, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable;
         c) With respect to any quarterly or annual reporting period beginning with the quarter ending September 30, 2009, Customer is out of compliance with loan covenants established by the Customer's senior lender for (i) minimum working capital; (ii) minimum tangible net worth; or (iii) fixed charge coverage ratio. Customer acknowledges that its compliance requirement with respect to such covenants shall continue throughout the term of this Contract, and all extensions thereof, and Customer acknowledges that the term of the Contract will extend beyond the duration of Customer's obligations to its senior lender. Thus,
Customer shall continue to provide certifications to Company of the same kind and content as were previously provided to the senior lender;
         d) Customer fails to provide Company with a copy of its quarterly, annual, or other periodic certification to Customer's senior lender regarding the loan covenants described in the preceding paragraph within two (2) business days of providing such certification to its senior lender, or within two (2)
business days of the date such certification would have been required to be provided to its senior lender in any reporting period after expiration of
Customer's obligation to provide such certification to its senior lender;

                                                                              15

         e) Customer fails to provide Company with a copy of its quarterly and annual financial statements within two (2) business days of the time such statements are due to the Customer's senior lender.

     With respect to any reporting period after expiration of Customer's obligation to provide such statements to its senior lender, Customer shall provide Company (i) within 120 days following the end of each fiscal year, a copy of Customer's audited consolidated financial statements for such fiscal year together with Customer's calculations of working capital, tangible net worth, and fixed charge coverage ratio (as such three terms were defined in the former loan covenants established by the Customer's former senior lender); and
(ii) within 60 days after the end of each of its first three fiscal quarters of each fiscal year, a copy of Customer's un-audited consolidated financial statements for such fiscal quarter together with Customer's calculations of working capital, tangible net worth, and fixed charge coverage ratio (as such three terms were defined in the former loan covenants established by the
Customer's former senior lender), with reasonable support for such calculations.

     If after a cessation, pursuant to the terms of this Contract, of Customer's
Letter of Credit requirement, Customer fails to make payment as required by this
Contract or an occurrence takes place of any of the events ("b" through and including "e") listed in Article IX, Section 3, above, Customer's requirement to provide a Letter of Credit shall resume and Customer shall provide the required
Letter of Credit within five (5) business days of such occurrence, and said
Letter of Credit shall contain such terms and conditions as Company reasonably requires, and shall be for such an amount as will equal the Customer's two largest monthly bills in the past two (2) year period.

X.   LATE PAYMENT CHARGE

                                                                              16

     In billings to Customer, if payment is not made by Customer within fifteen
(15) days from the receipt of the monthly billing, an added charge calculated at a rate equal to twelve (12) percent per annum, will be added to the amount of the bill under the above rates, or minimum charge when applicable, and the amount so added will constitute a late payment charge. In the event of a dispute between the Parties as to the amount of any bill, Customer may withhold any amount in dispute, but, if the disputed amount is determined to be due and owing, must thereafter make payment, plus interest (if any) due to Company within seven (7) days from the settlement of the dispute by the Parties or by a final decision of a court from which no appeal may be taken by reason of the expiration of the time for appeal or otherwise. If Customer fails to pay the undisputed portion of the bill within thirty (30) days from receipt of the bill,
Company may restrict or suspend the delivery of steam until the full amount of the bill is paid. If Customer fails to pay the undisputed portion of the bill within sixty (60) days from receipt of the bill, Company may terminate this contract without further notice. Nothing in this Article X shall be construed to limit Company's ability to draw-down on the above-mentioned Letter of Credit if
Customer fails to make payment within the above-mentioned fifteen (15) days after receipt of the monthly billing.

XI.  TERM OF CONTRACT

     This Contract shall become effective upon execution and shall continue for a term of ten (10) years from the date of Customer's First Grind (but no later than ten years from January 1, 2009, unless extended by agreement of the
Parties, due to a Force Majeure event at the Customer's facility served under this Contract), or unless earlier terminated in accordance with the terms of this Contact. The Parties may, but are not obligated to extend the term of this

                                                                              17

Contract. If the Parties agree to extend the term of this Contract, the document they execute to accomplish the extension shall also state the period of the extension. The Parties agree that any such extension shall provide for a two (2)
year period of notice to Customer prior to any termination of the extension period agreement, unless the Parties agree to an extension period that is shorter than two (2) years in which case the Parties shall agree upon an appropriate notification period.

     Company will provide Customer sufficient steam service prior to First Grind for Customer's plant testing and start-up. Such steam service shall be provided to Customer at the Net Energy Rate established herein, and under the terms and conditions of this Contract.

XII. TERMINATION OF CONTRACT

     1. If Customer shall fail in any material respect to comply with or perform any of the conditions or obligations imposed upon Customer by this Contract
(except in the case of nonpayment of bill, in which case the Contract termination provisions of Section X of this Contract shall apply), and if, after such failure and reasonable opportunity to promptly cure, Company shall deliver to Customer a written notice of its intention to discontinue the supply of steam on account of such failure then Company shall have the right to terminate this
Contract as hereafter provided. Company shall then have the right to discontinue supply at the expiration of one hundred eighty (180) days after the giving of said notice (such one hundred eighty (180) days being deemed "due notice" for the purposes hereof as well as sufficient opportunity to cure), unless within such one hundred eighty (180) days Customer shall remedy such failure.
Discontinuing supply of steam for any such cause shall terminate this Contract, but such termination shall not release Customer from any direct damages suffered by Company nor will it

                                                                              18

release Customer from its obligation to make payments for service previously rendered hereunder by Company.

     2. If Company shall fail in any material respect to comply with or to perform any of the conditions or obligations imposed upon Company by this
Contract and if, after such failure as well as sufficient opportunity to cure,
Customer shall deliver to the Company a written notice of its intention to terminate this Contract on account of such failure then Customer shall have the right to terminate this Contract as hereafter provided. This Contract shall then terminate at the expiration of one hundred eighty (180) days after the giving of said notice (one hundred eighty (180) days being deemed "due notice" for the purposes hereof and reasonable opportunity to cure), unless within such one hundred eighty (180) days Company shall remedy such failure. Such termination shall not release Company from any direct damages incurred by Customer as a result of such termination. The termination shall not release Customer from its obligation to make payments for service previously rendered hereunder by
Company, but is shall release Customer from any further obligation to pay all charges, including but not limited to, Demand Charges for the unexpired portion of the remaining Contract Term.

     3. Upon termination of this Contract, ownership of equipment listed in
Article VIII, Section 2 of this Contract shall be transferred back to the
Customer, and removed from the Company's premises at Customer's expense and in coordination with the Company.

     4. During the initial ten year (10) year term of this Contract, the
Customer may terminate the Contract, without cause, on 180 days written notice to Company.

XIII. NO GUARANTEE/WARRANTY, DAMAGES AND LIMITATION OF LIABILITY

                                                                              19

     ALTHOUGH COMPANY SHALL EMPLOY REASONABLE EFFORTS TO SUPPLY STEAM IN
ACCORDANCE WITH THE TERMS OF THIS CONTRACT, COMPANY IN NO WAY OFFERS ANY
GUARANTEE OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE SUPPLY OR
QUALITY OF THE STEAM TO BE SUPPLIED, EXCEPT AS EXPLICITLY PROVIDED IN THIS
CONTRACT. CUSTOMER ACCEPTS SUCH STEAM ON AN "AS IS" BASIS. NOTHING IN THIS
ARTICLE XIII SHALL BE CONSTRUED TO ELIMINATE CUSTOMER'S ABILITY TO PURSUE
CLAIMS, AS PROVIDED FOR IN ARTICLE XIII, SECTION 1, FOR DIRECT DAMAGES CAUSED BY
THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COMPANY.

     IN NO EVENT SHALL EITHER COMPANY OR CUSTOMER HAVE ANY LIABILITY TO THE
OTHER, REGARDLESS OF THE FORM OF ACTION, UNDER OR RELATED TO THIS CONTRACT FOR
ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES,
HOWSOEVER ARISING, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF
PRODUCTION, AND LOSS OF REVENUES.

     CUSTOMER'S AND COMPANY'S LIABILITY ON ALL CLAIMS OF ANY KIND (EXCLUDING
CLAIMS FOR DEATH AND BODILY INJURY) WHETHER BASED ON CONTRACT, INDEMNITY, TORT
(INCLUDING NEGLIGENCE), STRICT LIABILITY, EXTRA-CONTRACT CAUSES, OR OTHERWISE,
FOR ALL LOSSES OR DAMAGE (INCLUDNG LIQUIDATED DAMAGES) ARISING OUT OF, CONNECTED
WITH, OR RESULTING FROM THE CONTRACT, OR FROM THE PERFORMANCE OR BREACH THEREOF,
OR OTHERWISE, SHALL IN NO CASE EXCEED $* MILLION OVER THE LIFE OF THE CONTRACT.

                                                                              20

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     THE PARTIES HEREBY AGREE THAT CUSTOMER'S DIRECT DAMAGES (THE ONLY DAMAGES
FOR WHICH COMPANY IS RESPONSIBLE TO CUSTOMER) IN THE EVENT OF WILLFUL MISCONDUCT
LEADING TO AN INTERRUPTION OF THE STEAM SUPPLY TO CUSTOMER (I.E., THE SCENARIOS
SET FORTH IN "a" AND "b" OF ARTICLE XIII, SECTION 1, BELOW), FOR ANY PART OF A
DAY, SHALL BE EQUAL TO $* PER DAY OF SUCH INTERRUPTION. IN THE EVENT OF SUCH
WILLFUL MISCONDUCT, THE PARTIES AGREE THAT SUCH DAMAGES SHALL BE PAID TO
CUSTOMER AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. SUCH LIQUIDATED DAMAGES AND
CUSTOMER'S RIGHT TO SEEK INJUNCTIVE RELIEF SHALL BE CUSTOMER'S SOLE AND
EXCLUSIVE REMEDIES IN THE EVENT OF AN INTERRUPTION OF THE STEAM SERVICE OF THE
TYPE CONTEMPLATED BY ARTICLE XIII, SECTION 1, EXCEPT THAT CUSTOMER SHALL BE
ENTITLED TO TERMINATE THIS CONTRACT UNDER THE PROVISIONS OF ARTICLE XII, SECTION
2, IN THE EVENT OF REPEATED INTERRUPTIONS CAUSED BY COMPANY'S WILLFUL
MISCONDUCT. IN THE LATTER CASE, CUSTOMER MAY SEEK RECOVERY OF ITS DIRECT DAMAGES
AND INJUNCTIVE RELIEF (I.E., INJUNCTIVE RELIEF TO SECURE SERVICE DURING THE
180-DAY PERIOD MENTIONED IN ARTICLE XII, SECTION 2), SUBJECT TO THE $* MILLION
LIMIT ESTABLISHED IN THIS ARTICLE XIII. IN THAT EVENT, THE $* LIQUIDATED DAMAGES
PROVISION OF THIS ARTICLE XIII SHALL NOT APPLY.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                              21

     1. Neither Customer nor Company shall be responsible for damages to the other Party, its directors, officers, employees, partners, co-venturers, agents, representatives, customers, suppliers, or any third party, for any failure to supply steam or return condensate, for interruptions of steam supply or return condensate, or for any alleged shortfalls in the quality of the steam supply or return condensate, unless such failure, interruption or shortfall is due to gross negligence or willful misconduct. Nothing in the foregoing sentence shall be construed to impact Parties' rights as set forth in Articles V, VI and VII hereof, and related Contract provisions. For purposes of this Contract, "willful misconduct" shall be defined as follows: an intentional act aimed at achieving a wrongful purpose knowingly without legal or factual justification and in disregard of the obvious harm such act will impose. The Parties agree that it shall be considered "willful misconduct" for:

         (a) Company to interrupt (on a short- or long-term basis) the steam supply to Customer solely on the basis of Company's preferring to sell its energy in another, more or equally profitable transaction;
         (b) Company to refuse to provide steam service to Customer, unless consistent with the provisions of this Contract, when the primary steam source is operating at more than 600 MW of generating capacity, as measured by
Company's standard procedures; (In the event of a dispute concerning whether the primary steam source was operating at more than 600 MW at the time of an interruption Customer reasonably deems to be the result of willful misconduct,
Company will provide Customer access to its records pertaining to the plant's capacity level at the time in question, provided Customer agrees to execute a reasonable confidentiality agreement pertaining to said records); or
         (c) either Party to commit an act that satisfies the definition above.

                                                                              22

In the event of willful misconduct of the type addressed in "a," "b" or "c"
above, each Party recognizes that the other Party may request, and is not precluded by this Contract from requesting, an injunction to bring an end to the willful misconduct and that Party may also file a claim for direct damages as specified in this Contract.

XIV. FORCE MAJEURE

     1. In case Company shall at any time during any month be prevented from furnishing Customer steam hereunder due to causes beyond its reasonable control, which may include but not be limited to strike, fire, labor disturbances, explosion, breakage of machinery or equipment, injunctions, restraining orders, and acts of God, and affecting Company's ability to furnish such steam or services, the Demand Charge to be paid by Customer shall be reduced by an amount proportionate to the amount of days in which such failure occurs relative to the total number of days in such month.

     2. In case Customer shall at any time during any month be prevented from receiving and/or consuming steam hereunder due to causes beyond its reasonable control, which may include but not be limited to fire, strike, labor disturbance, explosion, breakage of machinery or equipment, injunctions, restraining orders, and acts of God, which affect the premises served under this
Contract, Customer shall be excused from performance under this Contract to the extent that such inability persists. The fixed term of this Contract may be extended for a period equal to the duration of such Force Majeure event. Such an extension shall only occur if both Parties are in agreement on the extension. If the likely duration of such Force Majeure event will cause undue harm to
Company, then Company, in the reasonable exercise of its discretion, shall have the right to terminate the Contract upon one hundred eighty

                                                                              23

(180) days written notice unless during such one hundred eighty (180) days
Customer agrees to resume service or to compensate Company for such harm.

XV.  TERMS AND CONDITIONS OF SERVICE

     1. The properly authorized agents of each Party shall have access at all reasonable times to the other's premises for the purpose of installing, inspecting, repairing, or removing such Party's property located on the other
Party's premises. If it becomes necessary for a Party's agents or employees to enter upon the premises or property of the other in order to install, inspect, maintain, or remove such Party's facilities, such Party agrees to provide and use reasonable precautions, safeguards, and protection against accidents or damages to persons or property during the progress of such work, and to indemnify and save harmless the other Party from any or all loss or damage and all claims or causes of action arising out of accidents, injuries, or damages caused by the negligence or willful misconduct on the part of said Party, its agents or employees, during the progress of such work except that nothing herein will require the Party to indemnify the other Party for the latter's own negligence.

     2. In the event the conditions of service or charges prescribed by this
Contract are changed under authority of any public body having jurisdiction hereof, such changes shall apply to service hereunder beginning with the effective date established by such public body.

     3. No agent of either Customer or Company has the power to amend, modify, or alter this Contract or waive any of its conditions, or to bind Company or
Customer by making any promise or representation not contained herein.

                                                                              24

     4. The pricing included in this Contract is based on Company's continued
use of coal as the primary fuel for steam production consistent with historical operating practice. In the event that coal is not used as the primary fuel consistent with historical operating practice, Customer, at its option, shall have the right to terminate this Contract upon thirty (30) days written notice.

     5. With the exception of Company's notices regarding curtailment of Steam
Delivered, (which curtailment notices shall be provided to Customer on a reasonable basis and on a schedule that is reasonable given the circumstances)
pursuant to the provisions of this Contract, all notices delivered pursuant to this Contract shall be in writing and shall be delivered by personal in-hand delivery, or sent by registered or certified U.S. mail, postage prepaid, or sent by recognized national overnight delivery service, addressed to the other party as follows:

                  If to Customer:

                          Southwest Iowa Renewable Energy, LLC
                          2101 S. 42nd Ave.
                          Council Bluffs, IA  51502
                          Attn: General Manager
                          Fax: (712) 366-0394

                 With a copy to:

                          David E. Gardels, Esq.
                          Blackwell Sanders Peper Martin LLP
                          1620 Dodge Street, Suite 2100
                          Omaha, NE 68102
                          Facsimile: (402) 964-5050

                 To Company: MidAmerican Energy Company

                           Council Bluffs Energy Center
                           Attn: General Manager
                           7215 Navajo St.
                           Council Bluffs, Iowa 51501
                           (712) 366-5315
                           (712) 366-5314  Facsimile

                                                                              25

Such notices shall be deemed to have been given when delivered in the case of delivery in-hand, five (5) days after mailing in the case of registered or certified mailing, and one day following mailing in the case of delivery by overnight delivery service. Either Party may modify its address for notices by notice to the other Party.

     All work performed by Customer on Company's property shall be completed in accordance with the Company's reasonable terms and conditions, and such work will be performed in a manner and to a condition that is consistent with prudent utility practices. For such work, Customer must maintain insurance in the manner and as described in Exhibit E. In addition, Customer also agrees, during the term of this Contract and any extensions thereof, to maintain such insurance as is prescribed in the insurance provisions found in Exhibit E, and in the manner prescribed therein, to cover all such liabilities as are addressed by the said insurance provisions of Exhibit E and that are due to or arise out of
Customer's, and those for whom Customer is responsible, activities.

XVI. ASSIGNMENT

     1. The benefits and obligations of this Contract shall inure to and are binding upon the Parties hereto and their respective successors and permitted assigns, provided that no assignment hereof shall be made by either Party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld or delayed.

     2. Notwithstanding the foregoing, either Party may, without the consent from the other Party, transfer or assign this Contract to any person or entity succeeding to all or substantially all of the assets of such Party; and Company may, without the consent of Customer,

                                                                              26

     transfer or assign this Contract to any person or entity succeeding to all or substantially all of the assets of Council Bluffs Energy Center Unit 3. The assigning Party shall give written notice to the other Party of the effective date of the assignment or transfer. To the extent consistent with standard industry practices utilized for the financing of projects like Customer's project, Company agrees that Customer may collaterally assign this Contract to
Customer's lender provided such lender agrees to assume all of Customer's obligations due to or arising out of, or under, the Contract, and provided further that any assumption of this contract is to occur as a result of the exercise by the lender of its remedies under its agreement(s) with Customer. In such case, both Parties agree to execute such reasonable consents, acknowledgements, or other documents reflecting such assignment as are reasonably required by the Customer or its lender at the time of the assumption.

     3. Company shall provide notice to Customer of its intent to transfer this
Contract without the consent of Customer, if such transfer is to be effected pursuant to the preceding Article XVI, Section 2 of this Contract. In the event
Company notifies Customer of its intent to so transfer this Contract, Customer may, within one hundred eighty (180) days after receiving such notification, elect to terminate this Contract by providing notice of its intent to terminate this Contract within one hundred eighty (180) days of the date of receipt of
Company's notice to Customer. Customer shall establish the effective date of termination and shall have no payment obligations other than for service received through said date of termination. The effective date of termination shall be no later than two (2) years from the date of Customer's notice to
Company of its intent to terminate.

XVII. MISCELLANEOUS

                                                                              27

     1. Confidentiality. Neither Party shall disclose the terms of this Contract to any third party (other than such Party's officers, directors, employees, lenders, counsel, accountants consultants or other advisors) except in order to comply with any applicable law, order, discovery request, regulatory or exchange rule. Each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and shall use reasonable efforts to prevent or limit such disclosure.

     2. Entire Agreement. This Contract and the Exhibits hereto constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes any other agreements, written or oral, between the Parties concerning such subject matter.

     3. No Waiver. No waiver by either Party of any default by the other under this Contract shall operate as a waiver of any future default, whether of a like or different character or nature. Either Party's payment of money, waiver of any breach, or failure to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall not in any way affect, limit, modify or waive that Party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding.

     4. Amendments. No amendment of the terms and provisions of this Contract shall be or become effective except by written amendment executed by the
Parties.

     5. Severability. Should any provision of this Contract for any reason be declared invalid or unenforceable by final and applicable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in effect as if this Contract had been executed without the

                                                                              28

invalid portion. In the event any provision of this Contract is declared invalid, the Parties shall promptly renegotiate, in good faith, to restore this
Contract as near as possible to its original intent and effect.

     6. Survival. The provisions of this Contract shall survive the termination of this Contract for so long as is necessary to complete all business transactions, payment obligations or indemnification obligations outstanding between the Parties and related to this Contract. Confidentiality provisions shall survive the termination of this Contract for a period of one (1) year after the date of termination.

     7. Governing Law. This Contract shall be governed by the laws of the state of Iowa.

                                                                              29

     IN WITNESS WHEREOF, the Company and the Customer have executed this
Contract in duplicate the day and year first above written.

                                            MIDAMERICAN ENERGY COMPANY

                                            By: /s/ Todd M. Raba
                                              ---------------------------------
                                            Name: Todd M. Raba

                                            Title: President

                                            SOUTHWEST IOWA RENEWABLE ENERGY LLC

                                            By:  /s/ Karol King
                                              ---------------------------------
                                            Name: Karol King

                                            Title: Chairman

                                                                              30

                             EXHIBIT A - DEFINITIONS

An outage exists whenever a unit is not synchronized to the grid system and not in a Reserve Shutdown state. An outage starts when the unit is either desynchronized from the grid or when it moves from one unit state to another
(for example, goes from a Reserve Shutdown to a Maintenance Outage.) The outage ends when the unit is synchronized to the grid or moves to another unit state.
The outage definitions for this Contract are the following:

RS -    Reserve Shutdown
          An event that exists whenever a unit is available for load but is not synchronized due to lack of demand. This type of event is sometimes referred to as an economy outage or economy shutdown. If a unit is shut down due to any equipment-related problems, whether or not the unit was needed by the system, it is categorized as an Unplanned (Forced)
         Outage, Maintenance Outage, or Planned Outage, not a Reserve Shutdown.
         A Reserve Shutdown is not considered an outage state and does not, in itself, permit the interruption of steam service under Article I,
         Section 2.

PO -    Planned Outage
          An outage that is scheduled well in advance and is of a predetermined duration, lasts for several weeks, and occurs only once or twice a year. Turbine and boiler overhauls or inspections and testing are typical Planned Outages.

MO -   Maintenance Outage
         An outage that can be deferred beyond the end of the next weekend, but requires that the unit be removed from service, another outage state, or Reserve Shutdown state before the next Planned Outage (PO).
         Characteristically, a MO can occur anytime during the year, has a flexible start date, may or may not have a predetermined duration, and is usually much shorter than a PO.

U1 -     Unplanned (Forced) Outage - Immediate
         An outage that requires immediate removal of a unit from service, another outage state, or a Reserve Shutdown state. This type of outage usually results from immediate mechanical/electrical/hydraulic control systems trips and operator-initiated trips in response to unit alarms.

U2 -     Unplanned (Forced) Outage - Delayed
         An outage that does not required immediate removal of a unit from the in-service state but requires removal within six hours. This type of outage can only occur while the unit is in service.

U3 -     Unplanned (Forced) Outage - Postponed
         An outage that can be postponed beyond six hours but requires that a unit be removed from the in-service state before the end of the next weekend. This type of outage can only occur while the unit is in service.

                                                                              31

                                    EXHIBIT B

* THIS ENTIRETY OF THIS EXHIBIT B HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION.

                                                                              32

                   Exhibit C - Interfacing Piping Cleanliness

Customer shall be responsible for cleaning all piping systems interfacing with
Company. This shall include furnishing all supervisory services, labor, temporary piping and specialties, special equipment, and consumables required for cleaning and waste disposal. Waste disposal shall be in compliance with
Company's environmental policies for activities conducted on Company's property.
Customer may dispose of condensate used during pipe cleanliness flushing in
Company's ash pits at Customer's expense and in a manner which is approved by both Parties.

These systems shall have all sand, rust, mill scale, greases, oils, dirt and other foreign materials removed prior to being placed in service. All modifications and repairs involving cutting, grinding, and welding shall be completed prior to final cleaning of the respective system, including the final interface between Customer and Company. Customer shall design sufficient connections in the piping systems to facilitate final cleaning so that additional cutting, grinding, or welding will not be necessary to restore the systems to normal operating configuration. Customer shall submit detailed cleaning procedures for those systems interfacing with Company, for Company review and approval, at an appropriate time prior to cleaning activities. Final cleanliness shall be demonstrated by Customer and approved by Company before the systems will be allowed to be placed in service.

For steam systems, piping should undergo either a steam blow process or chemical clean process to remove sand, rust, mill scale, greases, oils, dirt and other foreign materials. If steam blow method is used it should be designed with a
Cleaning Force Ratio (CFR) corresponding to cleaning forces in excess of the forces experienced during maximum operating conditions. This will ensure that objects not removed during the steam blow can be expected to remain in the system during normal operating conditions. System cleanliness should be demonstrated by targeting steam on a polished impingement plate.

For condensate systems, to ensure that condensate quality is not compromised by debris and materials typically found in newly erected systems, the piping should be flushed and chemically cleaned in accordance with the following steps:

o    Cold water flushing to remove loose and readily soluble matter.
o    Preboiling with an alkaline solution to remove dirt, preservatives, oily matter, and grease.
o    Chelant cleaning to remove mill scale and iron oxides.
o    Rinsing with demineralized water to thoroughly remove chemical residue.
o    Wet layup, as required, to protect the systems until initial operation.
o    Neutralization of all chemical cleaning wastes for final disposal.

In lieu of chemical cleaning, this pipe could be blast cleaned in the shop, blast cleaned on site, hydro-blasted on site, pigged, or a combination of all.
Chemical cleaning is typically performed in a plant, however given the distance of this pipeline there may be a more optimal method. Ultimately the goal will be to have Customer ensure all sand, rust, mill scale, greases, oils, dirt and other foreign materials have been removed. The best way we can ensure this is to have review/approval of the cleaning procedure and witness/approval of the final cleanliness step.

                                                                              33

                         EXHIBIT D: SAMPLE MONTHLY BILL

* THIS ENTIRETY OF THIS EXHIBIT D HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION.

                                                                              34

EXHIBIT E  -  CUSTOMER INSURANCE REQUIREMENTS

1.1      CUSTOMERS INSURANCE

1.1.1 Prior to the commencement of on-site construction on Company's premises, and at all times during the term of the Contract, including extensions, the
Customer shall purchase, at its own expense, and maintain with insurance companies in good standing and acceptable to the Company, such insurance as will protect the Customer from liability and claims for injuries and damages which may arise out of or result from the Customer's operations under the Contract and for which the Customer may be legally liable, whether such operations are by the
Customer or by a Customer contractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

1.1.2 The Company intends that this Contract shall also be one of indemnity, and that such indemnification shall be covered by insurance. For the further protection of the Customer and the Company, but without restricting or waiving any obligations of the Customer herein contained, the Customer shall insure the risks associated with this Contract with minimum coverages and limits as set forth below:

     A. Workers' Compensation Insurance and Occupational Disease Insurance in
accordance with statutory requirements of the state and/or Federal Regulations
(FELA, USL&H, Jones Act) and Employers' Liability Insurance with limits of not less than:

                  Bodily Injury by Accident $500,000 Each Accident
                  Bodily Injury by Disease  $500,000 Policy Limit
                  Bodily Injury by Disease  $500,000 Each Employee

covering location of all work places involved in this Contract.

     B. The most recently approved ISO Commercial General Liability Insurance policy, or its equivalent, written on an Occurrence Basis, with limits not less than $1,000,000 per occurrence/ $2,000,000 general aggregate (on a per location and/or per job basis) Bodily Injury and Property Damage, including the following coverages.

         a. Premises and Operations Coverage
         b. Independent Customer's Coverage
         c. Contractual Liability
         d. Products and Completed Operations Coverage
         e. Coverage for explosion, collapse, and underground property damage
         f. Broad Form Property Damage Liability
         g. Personal Injury Liability, with the contractual exclusion removed

     C. The most recently approved ISO Business Automobile Liability Insurance policy, or its equivalent, covering owned, hired and non-owned vehicles with limits not less than $1,000,000 each accident Bodily Injury and Property Damage combined.

                                                                              35

     D. Umbrella Liability Insurance with a minimum limit of $4,000,000 each occurrence/ aggregate where applicable to be excess of the coverages and limits required in A (employer's liability only), B and C above. Customer shall notify
Company, if at any time their full umbrella limit is not available during the term of this Contract, and will purchase additional limits, if requested by
Company.

1.1.3 The Customer shall, within fifteen (15) days of execution of this
Contract, deliver to the Company certificates of insurance evidencing valid coverage in effect as specified by this Exhibit E. All Workers' Compensation,
Commercial General Liability and Umbrella Liability policies shall contain provisions that the insurance companies will have no right of recovery or subrogation against the Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees, servants, and insurers, it being the intention of the parties that the insurance as effected shall protect all parties. The Commercial General Liability policy waiver of subrogation endorsement shall be ISO Form CG 24 04 or its equivalent.
All required insurance policies shall provide that the policy is primary and will not contribute with any policy carried by Company.

1.1.4 MidAmerican Energy Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees, and servants shall be named as an additional insured in each of Customer's insurance policies, except statutory Workers' Compensation. The Commercial
General Liability additional insured endorsement shall be ISO Form CG 20 10 or its equivalent.

1.1.5 Any and all deductibles in the above-described insurance policies or inadequacy of limits shall be assumed by, for the account of and at Customer's sole risk.

1.1.6 No cancellation or material reductions of coverage in the policies shall become effective except on thirty (30) days' written notice thereof to
MidAmerican Energy Company's plant manager at Council Bluffs Energy Center. For those insurance coverages whereby Company is required to be named as an additional insured, the Customer shall at any time requested by the Company prior to or during the term of the Work or this Contract, deliver to the Company certified copies of any and all insurance policies so requested. Further, should a loss arise during the term of this Contract that may give rise to a claim against the Customer, and/or the Company as additional insured, the Customer shall deliver to the Company, or shall cause its insurers or agents to deliver, certified copies of the policies maintained during the term of the Contract, including extensions, if so requested by the Company.

1.1.7 Should the Customer or its contractor(s) fail to provide or maintain any of the insurance coverages referred to in this Exhibit E, the Company shall have the right, but no obligation, to provide or maintain such coverage, or coverage affording equivalent protection, at the Customer's expense, either by direct charge or set-off.

1.1.8 Company does not represent that the insurance coverages specified herein, whether in scope of coverage or amounts of coverage, are adequate to protect the obligations of the Customer, and the Customer shall be solely responsible for any deficiencies thereof.

1.2      CUSTOMER'S CONTRACTOR'S INSURANCE

1.2.1 Should the Company permit the Customer to allow its contractor(s) on
Company property to perform work related to Customer's obligations under the
Contract, the Customer

                                                                              36

shall, before permitting its contractor(s) to perform any work at the site, require each to carry insurance with terms and limits similar to that specified in Section 11.1.2, or provide evidence that such contractor(s) are covered as
Named Insureds under the Customer's insurance coverages as required in Section
11.1.2. Prior to the commencement of work by any contractor(s), the Customer shall provide to the Company Certificates of Insurance evidencing that each contractor carries insurance as required by Section 11.1.2, or evidencing that such contractor(s) are named insureds under the Customer's insurance coverages.
As with the Customer's insurance coverage, the Company, its parent, divisions, affiliates, subsidiary companies, co-lessees, or co-venturers, agents, directors, officers, employees and servants shall be named as an additional insured on any contractor(s) insurance required by this section.